Letterhead of
                          CARTER LEDYARD & MILBURN LLP
                               Counsellors at Law

                                  2 Wall Street
                             New York, NY 10005-2072
570 Lexington Avenue                    o                1401 Eye Street, N.W.
 New York, NY 10022            Tel (212) 732-3200        Washington, DC 20005
   (212) 371-2720              Fax (212) 732-3232           (202) 898-1515


                                                                    Exhibit 99.2

Nasdaq Global Funds, Inc. (formerly known as Nasdaq Financial Products
 Services, Inc.)
c/o The Nasdaq Stock Market, Inc.
9513 Key West Avenue
Rockville, MD 20850

January 28, 2005

                  Re:    BLDRS Index Funds Trust
                         consisting of four separate and distinct trust portfolios designated as: BLDRS Asia 50 ADR Index Fund, BLDRS Developed Markets 100 ADR Index Fund, BLDRS Emerging Markets 50 ADR Index Fund and BLDRS Europe 100 ADR Index Fund


Ladies and Gentlemen:

     We have served as counsel for Nasdaq Global Funds, Inc. (formerly known as Nasdaq Financial Products Services, Inc.) as sponsor (the "Sponsor") of the BLDRS Index Funds Trust (hereinafter referred to as the "Trust") consisting of four separate and distinct funds (each a "BLDRS Index Fund" or a "Fund") designated as: BLDRS Asia 50 ADR Index Fund, BLDRS Developed Markets 100 ADR Index Fund, BLDRS Emerging Markets 50 ADR Index Fund and BLDRS Europe 100 ADR Index Fund. It is proposed that Post-Effective Amendment No. 3 to the Trust's registration statement ("Post-Effective Amendment No. 3") will be filed with the Securities and Exchange Commission (the "Commission") and dated as of the date hereof in connection with the continued issuance by each BLDRS Index Fund of an indefinite number of units of fractional undivided interest of each such BLDRS Index Fund (thereinafter referred to as the "Shares") pursuant to Rule 24f-2 promulgated under the provisions of the Investment Company Act of 1940, as amended.

We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and other documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Sponsor. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

We express no opinion as to matters of law in jurisdictions other than the State of New York and the United States.

Except as otherwise expressly set forth in this letter, our opinions are based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.

Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued by the Trustee in accordance with the terms of the Indenture and Agreement, including the receipt by the Trustee of the consideration required for the issuance of Shares, will be duly and legally issued and will be fully paid and non-assessable.

This opinion letter is furnished by us, as counsel for the Sponsor, solely for your benefit in connection with the formation of the Trust and the issuance of the Shares and may not be used for any other purpose or relied upon by any other person other than you, without our prior written consent.

   We hereby represent that Post-Effective Amendment No. 3 contains no disclosure which would render it ineligible to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 of the Commission.

   We hereby consent to the filing of this opinion letter as an exhibit to Post Effective Amendment No. 3 and to the use of our name wherever it appears in Post Effective Amendment No. 3 and the Prospectus.

                                         Very truly yours,

                                         /s/ Carter Ledyard & Milburn LLP
                                         --------------------------------
                                             Carter Ledyard & Milburn LLP